UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported): October 6, 2017

Point.360
(Exact name of registrant as specified in its charter)

California	001-33468	01-0893376
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2701 Media Center Drive Los Angeles, CA 90065		91504
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(323) 987-9405

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement

On October 6, 2017, Point.360 (the “Company”) and REEP OFC 2300 Empire CA LLC, the landlord of the Company’s leased facility at 2300 Empire Ave., Burbank CA 91504 (the “Premises”), entered into a Stipulation for Entry of Judgment (the “Agreement”). The Agreement provides that (i) the December 31, 2017 expiration date of the lease for the Premises will be accelerated to December 4, 2017; (ii) the Company will return possession of the Premises and pay to the landlord approximately $0.9 million for past due rent and damages by December 4, 2017; and (iii) assuming the Company complies with (ii) above, the landlord will not assert any administrative priority claim for any post-petition (see Item 8.01 below) rent or charges for the period of occupancy prior to December 4, 2017.

The discussion in the preceding paragraph is qualified in its entirety by the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.02.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company’s filing of a Bankruptcy Petition (see Item 8.01 for a definition of capitalized terms) described in Item 8.01 constitutes an event of default that could accelerate the Company’s obligations under the following debt instruments (collectively, the “Debt Instruments”):

Term Loan Agreement and related Security Agreement, both dated as of July 8, 2015, among Point.360, Medley Capital Corporation and Medley Opportunity Fund II LP (the “Medley Agreements”).

Amended and Restated Loan and Security Agreement dated July 13, 2016 between the Company and Austin Financial Services, Inc. (the “Austin Agreement”).

As of October 10, 2017, the Company had approximately (i) $6.4 million in outstanding obligations under the Medley Agreements, and (ii) $2.4 million outstanding under the Austin Agreement. The Debt Instruments provide that as a result of the commencement of the Chapter 11 Case, the principal and accrued interest due thereunder shall be automatically and immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the filing of the Bankruptcy Petition, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

The Company’s filing of a Bankruptcy Petition could also constitute an event of default under each of the following facility operating leases:

Lease Agreement (Media Center) dated March 29, 2006, between the Company and LEAFS Properties, LP.

Standard Industrial/Commercial Single-Tenant Lease-Net (Hollywood Way) dated October 11, 2016 between Point.360 and HWAY LLC.

Lease Agreement (Empire) effective as of July 1, 2015 (entered into August 24, 2015) between Point.360 and Walton Empire Center V, L.L.C. (lease subsequently assumed by REEP OFC 2300 Empire CA LLC – see Item 1.02).

Except as set forth in Item 1.02 above with respect to the Empire lease, as a result of the filing, the landlords of the facilities may have the right to terminate the leases, regain possession, and require the Company to pay rent and damages as provided in the leases subject to the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 7.01 Regulation FD Disclosure.

On October 11, 2017, the Company issued a press release announcing the filing of the Chapter 11 Case, as described in Item 8.01. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), unless specifically identified therein as being incorporated therein by reference.

8.01. Other Events.

On October 10, 2017 (the “Petition Date”), the Company filed a voluntary petition (the “Bankruptcy Petition”) and the case commenced thereby (the “Chapter 11 Case”) under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of California (the “Court”). The Company has filed a motion with the Court seeking to administer the Chapter 11 Case under the caption Point.360, a California Corporation (Case No. 2:17-bk-22432-WB). No trustee has been appointed, and the Company will continue to operate its business as “debtor in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The Company expects to continue its operations without interruption during the pendency of the Chapter 11 Case.

In connection with the Chapter 11 Case, the Company intends to seek authority to enter into and perform under a debtor-in-possession (“DIP”) financing on terms and conditions to be negotiated with a DIP lender. Any DIP financing will be subject to the entry of an order of the Bankruptcy Court approving the DIP financing.

Item 9.01. Financial Statements and Exhibits.

10.1 Stipulation for Entry of Judgment between the Company and REEP OFC 2300 Empire CA LLC dated October 6, 2017

99.1 Press release dated October 11, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Point.360

October 11, 2017	By:	/s/ John Schweizer
Name: John Schweizer
Title: Vice President, Controller